EXHIBIT 21.1

I-FLOW CORPORATION

LIST OF SUBSIDIARIES

State or
Jurisdiction of
Name	Incorporation

Block Medical de Mexico, S.A. de C.V.	Mexico
AcryMed Incorporated	Oregon
Aria Aesthetics, Inc.	Delaware